CONSENT OF INDEPENDENT AUDITORS


   We consent to the incorporation by reference in this Form 8-K of Interstate Energy Corporation filed May 5, 1998 of our report dated January 29, 1998 with respect to the audited financial statements, appearing in the Annual Report on Form 10-K of Interstate Power Company for the year ended December 31, 1997.



   /s/ Deloitte & Touche LLP

   Davenport, Iowa
   May 5, 1998